Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-202168-02

March 3, 2015

ACTAVIS FUNDING SCS

Pricing Term Sheet

Offering of

$500,000,000 Floating Rate Notes due 2016	$500,000,000 Floating Rate Notes due 2020

$1,000,000,000 1.850% Notes due 2017	$3,000,000,000 3.450% Notes due 2022

$3,000,000,000 2.350% Notes due 2018	$4,000,000,000 3.800% Notes due 2025

$500,000,000 Floating Rate Notes due 2018	$2,500,000,000 4.550% Notes due 2035

$3,500,000,000 3.000% Notes due 2020	$2,500,000,000 4.750% Notes due 2045

(the “Notes Offering”)

This pricing term sheet relates only to the Notes Offering and should be read together with the preliminary prospectus supplement dated March 2, 2015 relating to the Notes Offering (the “Notes Preliminary Prospectus Supplement”), the accompanying prospectus dated February 19, 2015 and the documents incorporated and deemed to be incorporated by reference therein. Certain capitalized terms used in this pricing term sheet that are not defined herein have the respective meanings given to such terms in the Notes Preliminary Prospectus Supplement.

Issuer:	Actavis Funding SCS, a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310 and having a share capital of $20,000

Gross Proceeds to Issuer:	$20,955,610,000

Net Proceeds to Issuer:	Approximately $20,812,360,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by the issuer

Guarantees:	Warner Chilcott Limited, Actavis Capital S.à r.l. and Actavis, Inc. will jointly and severally, irrevocably and unconditionally guarantee the notes on an unsecured and unsubordinated basis

Aggregate Principal Amount Offered:	$500,000,000 aggregate principal amount of floating rate notes due 2016 (the “2016 floating rate notes”)

$500,000,000 aggregate principal amount of floating rate notes due 2018 (the “2018 floating rate notes”)

$500,000,000 aggregate principal amount of floating rate notes due 2020 (the “2020 floating rate notes”)

$1,000,000,000 aggregate principal amount of 1.850% notes due 2017 (the “2017 fixed rate notes”)

$3,000,000,000 aggregate principal amount of 2.350% notes due 2018 (the “2018 fixed rate notes”)

$3,500,000,000 aggregate principal amount of 3.000% notes due 2020 (the “2020 fixed rate notes”)

$3,000,000,000 aggregate principal amount of 3.450% notes due 2022 (the “2022 fixed rate notes”)

$4,000,000,000 aggregate principal amount of 3.800% notes due 2025 (the “2025 fixed rate notes”)

$2,500,000,000 aggregate principal amount of 4.550% notes due 2035 (the “2035 fixed rate notes”)

$2,500,000,000 aggregate principal amount of 4.750% notes due 2045 (the “2045 fixed rate notes”)

Ranking:	Senior unsecured

Coupon:	2016 floating rate notes:	3-month LIBOR plus 0.875% per annum

	2018 floating rate notes:	3-month LIBOR plus 1.080% per annum

	2020 floating rate notes:	3-month LIBOR plus 1.255% per annum

	2017 fixed rate notes:	1.850%

	2018 fixed rate notes:	2.350%

	2020 fixed rate notes:	3.000%

	2022 fixed rate notes:	3.450%

	2025 fixed rate notes:	3.800%

	2035 fixed rate notes:	4.550%

	2045 fixed rate notes:	4.750%

Maturity:	2016 floating rate notes:	September 1, 2016

	2018 floating rate notes:	March 12, 2018

	2020 floating rate notes:	March 12, 2020

	2017 fixed rate notes:	March 1, 2017

	2018 fixed rate notes:	March 12, 2018

	2020 fixed rate notes:	March 12, 2020

	2022 fixed rate notes:	March 15, 2022

	2025 fixed rate notes:	March 15, 2025

	2035 fixed rate notes:	March 15, 2035

	2045 fixed rate notes:	March 15, 2045

Price to Public:	2016 floating rate notes:	100.000% of principal amount

	2018 floating rate notes:	100.000% of principal amount

	2020 floating rate notes:	100.000% of principal amount

	2017 fixed rate notes:	99.954% of principal amount

	2018 fixed rate notes:	99.951% of principal amount

	2020 fixed rate notes:	99.995% of principal amount

	2022 fixed rate notes:	99.858% of principal amount

	2025 fixed rate notes:	99.645% of principal amount

	2035 fixed rate notes:	99.570% of principal amount

	2045 fixed rate notes:	99.477% of principal amount

Gross Spread:	2016 floating rate notes:	0.300% of principal amount

	2018 floating rate notes:	0.450% of principal amount

	2020 floating rate notes:	0.600% of principal amount

	2017 fixed rate notes:	0.350% of principal amount

	2018 fixed rate notes:	0.450% of principal amount

	2020 fixed rate notes:	0.600% of principal amount

	2022 fixed rate notes:	0.625% of principal amount

	2025 fixed rate notes:	0.650% of principal amount

	2035 fixed rate notes:	0.875% of principal amount

	2045 fixed rate notes:	0.875% of principal amount

Yield to Maturity for Fixed Rate Notes:	2017 fixed rate notes:	1.874%

	2018 fixed rate notes:	2.367%

	2020 fixed rate notes:	3.001%

	2022 fixed rate notes:	3.473%

	2025 fixed rate notes:	3.843%

	2035 fixed rate notes:	4.583%

	2045 fixed rate notes:	4.783%

Spread to Benchmark Treasury for Fixed	2017 fixed rate notes:	+120 basis points

Rate Notes:	2018 fixed rate notes:	+130 basis points

	2020 fixed rate notes:	+140 basis points

	2022 fixed rate notes:	+155 basis points

	2025 fixed rate notes:	+175 basis points

	2035 fixed rate notes:	+190 basis points

	2045 fixed rate notes:	+210 basis points

Benchmark Treasury for Fixed Rate Notes:	2017 fixed rate notes:	0.500% due February 28, 2017

	2018 fixed rate notes:	1.000% due February 15, 2018

	2020 fixed rate notes:	1.375% due February 29, 2020

	2022 fixed rate notes:	1.750% due February 28, 2022

	2025 fixed rate notes:	2.000% due February 15, 2025

	2035 fixed rate notes:	3.000% due November 15, 2044

	2045 fixed rate notes:	3.000% due November 15, 2044

Benchmark Treasury Yield for Fixed Rate	2017 fixed rate notes:	0.674%

Notes:	2018 fixed rate notes:	1.067%

	2020 fixed rate notes:	1.601%

	2022 fixed rate notes:	1.923%

	2025 fixed rate notes:	2.093%

	2035 fixed rate notes:	2.683%

	2045 fixed rate notes:	2.683%

Interest Payment Date:	2016 floating rate notes:	Quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2015

	2018 floating rate notes:	Quarterly on March 12, June 12, September 12 and
December 12 of each year, beginning on June 12,
2015

	2020 floating rate notes:	Quarterly on March 12, June 12, September 12 and
December 12 of each year, beginning on June 12,
2015

	2017 fixed rate notes:	Semiannually on March 1 and September 1 of each
year, beginning September 1, 2015

	2018 fixed rate notes:	Semiannually on March 12 and September 12 of each
year, beginning September 12, 2015

	2020 fixed rate notes:	Semiannually on March 12 and September 12 of each
year, beginning September 12, 2015

	2022 fixed rate notes:	Semiannually on March 15 and September 15 of each
year, beginning September 15, 2015

	2025 fixed rate notes:	Semiannually on March 15 and September 15 of each
year, beginning September 15, 2015

	2035 fixed rate notes:	Semiannually on March 15 and September 15 of each
year, beginning September 15, 2015

	2045 fixed rate notes:	Semiannually on March 15 and September 15 of each
year, beginning September 15, 2015

Record Date:	Floating rate notes:	15th calendar day immediately preceding any interest
payment date (whether or not a business day)

	2017 fixed rate notes:	On February 15 and August 15 of each year

	2018 fixed rate notes:	On March 1 and September 1 of each year

	2020 fixed rate notes:	On March 1 and September 1 of each year

	2022 fixed rate notes:	On March 1 and September 1 of each year

	2025 fixed rate notes:	On March 1 and September 1 of each year

	2035 fixed rate notes:	On March 1 and September 1 of each year

	2045 fixed rate notes:	On March 1 and September 1 of each year

Optional Redemption – Floating Rate Notes:	The floating rate notes may not be redeemed at the issuer’s option prior to their stated maturities, except in the case of certain changes in withholding tax laws, as described in the Notes Preliminary Prospectus Supplement under the caption “Description of the notes—Optional redemption for changes in withholding taxes”

Optional Redemption – Fixed Rate Notes Make-Whole Call:	2017 fixed rate notes:	T+20 basis points

	2018 fixed rate notes:	T+20 basis points

	2020 fixed rate notes:	T+20 basis points prior to February 12, 2020

	2022 fixed rate notes:	T+25 basis points prior to January 15, 2022

	2025 fixed rate notes:	T+30 basis points prior to December 15, 2025

	2035 fixed rate notes:	T+30 basis points prior to September 15, 2035

	2045 fixed rate notes:	T+35 basis points prior to September 15, 2045

Optional Redemption – Fixed Rate Notes Par Call:	2017 fixed rate notes:	None
	2018 fixed rate notes:	None

	2020 fixed rate notes:	On or after February 12, 2020 (1 month prior to
the maturity date for the 2020 fixed rate notes)

	2022 fixed rate notes:	On or after January 15, 2022 (2 months prior to
the maturity date for the 2022 fixed rate notes)

	2025 fixed rate notes:	On or after December 15, 2025 (3 months prior to
the maturity date for the 2025 fixed rate notes)

	2035 fixed rate notes:	On or after September 15, 2035 (6 months prior to
the maturity date for the 2035 fixed rate notes)

	2045 fixed rate notes:	On or after September 15, 2045 (6 months prior to
the maturity date for the 2045 fixed rate notes)

Special Mandatory Redemption:	In the event that Actavis plc’s acquisition of Allergan Inc. is not completed on or before November 30, 2015 at 5:00 p.m. (New York City time), or, if prior to such time, the Merger Agreement for such acquisition is terminated other than as a result of consummating such acquisition, the issuer will be required to redeem all of the outstanding notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but excluding, the special mandatory redemption date on the notes as described in the Notes Preliminary Prospectus Supplement under the caption “Description of the notes—Special mandatory redemption”

Trade Date:	March 3, 2015

Settlement:	March 12, 2015 (T+7)

We expect that delivery of the notes will be made against payment therefor on or about March 12, 2015, which is the 7th business day following the date of pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes under the prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery under the prospectus supplement should consult their own advisors

CUSIP/ISIN:	2016 floating rate notes:	00507U AJ0 / US00507UAJ07

	2018 floating rate notes:	00507U AN1 / US00507UAN19

	2020 floating rate notes:	00507U AQ4 / US00507UAQ40

	2017 fixed rate notes:	00507U AK7 / US00507UAK79

	2018 fixed rate notes:	00507U AM3 / US00507UAM36

	2020 fixed rate notes:	00507U AP6 / US00507UAP66

	2022 fixed rate notes:	00507U AR2 / US00507UAR23

	2025 fixed rate notes:	00507U AS0 / US00507UAS06

	2035 fixed rate notes:	00507U AT8 / US00507UAT88

	2045 fixed rate notes:	00507U AU5 / US00507UAU51

Denominations:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
Wells Fargo Securities, LLC

Additional Joint Book-Running Managers	SMBC Nikko Securities America, Inc.
for the 2016 Floating Rate Notes:	Mitsubishi UFJ Securities (USA), Inc.

Additional Joint Book-Running Managers	RBS Securities Inc.
for the 2018 Floating Rate Notes:	TD Securities (USA) LLC

Additional Joint Book-Running Managers	BNP Paribas Securities Corp.
for the 2020 Floating Rate Notes:	SMBC Nikko Securities America, Inc.

Additional Joint Book-Running Managers	SMBC Nikko Securities America, Inc.
for the 2017 Fixed Rate Notes:	Mitsubishi UFJ Securities (USA), Inc.

Additional Joint Book-Running Managers	RBS Securities Inc.
for the 2018 Fixed Rate Notes:	TD Securities (USA) LLC

Additional Joint Book-Running Managers	BNP Paribas Securities Corp.
for the 2020 Fixed Rate Notes:	SMBC Nikko Securities America, Inc.

Additional Joint Book-Running Managers	Mitsubishi UFJ Securities (USA), Inc.
for the 2022 Fixed Rate Notes:	BNP Paribas Securities Corp.

Additional Joint Book-Running Managers	HSBC Securities (USA) Inc.
for the 2025 Fixed Rate Notes:	Barclays Capital Inc.

Additional Joint Book-Running Managers	TD Securities (USA) LLC
for the 2035 Fixed Rate Notes:	Barclays Capital Inc.

Additional Joint Book-Running Managers	HSBC Securities (USA) Inc.
for the 2045 Fixed Rate Notes:	Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:*	Barclays Capital Inc.
BNP Paribas Securities Corp.
(*Co-managers that are listed above as joint book-running managers for a particular series of notes are not also co-managers for that series)	HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
ANZ Securities, Inc.
Citigroup Global Markets Inc.
DNB Markets, Inc.
Lloyds Securities Inc.
Scotia Capital (USA) Inc.
Morgan Stanley & Co. LLC
BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Academy Securities, Inc.
Blaylock Beal Van, LLC
Drexel Hamilton, LLC
Lebenthal & Co., LLC
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Brandford Shank & Co., L.L.C.
The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Notes Offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting J.P. Morgan, c/o High Grade Syndicate Desk, at (212) 834-4533 (collect); Mizuho Securities, Attn: Debt Capital Markets Desk, 320 Park Avenue, 12th Floor, New York, NY 10022, at (toll-free: (866) 271-7403); or Wells Fargo Securities, Attn: WFS Customer Service, 608 2nd Avenue, South Minneapolis, MN 55402, at (800) 645-3751 or email a request to wfscustomerservice@wellsfargo.com.